Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports Record Third Quarter 2013 EPS Results

—Comparable Sales for the Company Increased 4%—

—Both Ann Taylor and LOFT Brands Deliver Positive Comparable Sales—

—Company on Track to Deliver Record EPS for Fiscal Year 2013—

New York, NY, November 22, 2013 – ANN INC. (NYSE: ANN) today reported results for the fiscal third quarter of 2013, ended November 2, 2013. The Company also provided its outlook for the fourth quarter and updated its outlook for the full year of fiscal 2013.

For the fiscal third quarter of 2013, the Company reported record earnings per diluted share of $0.89, compared with earnings per diluted share of $0.84 in the third quarter of 2012. Diluted earnings per share for the fiscal third quarter of 2012 included an $0.08 per share benefit related to the recognition of gift card and merchandise credit breakage. Excluding the benefit, diluted earnings per share for the fiscal third quarter of 2012 was $0.76.

Kay Krill, President and Chief Executive Officer, commented, “ANN INC. delivered outstanding performance this quarter. Despite a challenging and highly promotional retail environment, we achieved a double-digit increase in earnings per share, excluding the effect of a one-time $0.08 benefit in the third quarter of last year. Our bottom-line growth reflected higher sales, including mid-single digit comparable sales growth, a solid gross margin rate, continued disciplined management of expenses, as well as the benefit of share repurchase activity.

“Among the highlights for the quarter, LOFT generated positive momentum on top of its strong performance last year. Our clients responded very well to the brand’s fashionable assortment and exceptional value. At Ann Taylor, we achieved continued success with our versatile wear-to-work offering, as well as our new shoe and jewelry collections. This strong performance at Ann Taylor was partially offset by softness at Ann Taylor Factory.

“Looking ahead, both brands have entered the fourth quarter in an excellent position, and our strategic growth initiatives continue to add value on both the top and bottom line. We have now reported more than 90 percent of our anticipated annual earnings and are on track to deliver another consecutive year of record earnings per share,” Ms. Krill concluded.

Fiscal 2013 Third-Quarter Results

Total net sales for the third quarter of fiscal 2013 were $657.5 million, an increase of 7% compared with total net sales of $612.5 million in the third quarter of fiscal 2012. By brand, net sales across all channels of the Ann Taylor brand totaled $249.2 million in the third quarter of 2013, compared with net sales of $244.6 million in the third quarter of 2012. At the LOFT brand, net sales across all channels were $408.4 million in the third quarter of 2013, compared with net sales of $368.0 million in the third quarter of 2012.

Total Company comparable sales for the quarter increased 3.7%, on top of an increase of 5.5% in the third quarter of 2012. At Ann Taylor, total brand comparable sales increased 0.6%, reflecting an increase of 4.4% at Ann Taylor, which includes sales results at both Ann Taylor stores and anntaylor.com, and a decline of 6.9% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales were up 5.6%, reflecting an increase of 6.3% at LOFT, which includes sales results at both LOFT stores and LOFT.com, and an increase of 1.8% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 55.7%, compared with the 57.9% gross margin rate achieved in the third quarter of 2012. The gross margin performance in the third quarter of 2013 primarily reflected the impact of a highly competitive promotional environment.

Selling, general and administrative expenses for the third quarter of 2013 were $295.8 million versus $287.5 million reported in the third quarter of 2012. As a percentage of net sales, selling, general and administrative expenses improved 190 basis points to 45.0% compared to the third quarter 2012 rate of 46.9%. The improvement in SG&A rate during the third quarter of 2013 primarily reflected fixed cost leveraging resulting from higher net sales and lower performance-based compensation expense, partially offset by expenses associated with our year-over-year store growth and other expenses supporting the expansion of the business.

The Company reported operating income of $70.4 million in the third quarter of 2013, compared with operating income of $66.9 million in the third quarter of 2012. Net income was $41.2 million in the third quarter of 2013, versus the $40.7 million reported in the third quarter of 2012. Diluted earnings per share was $0.89, compared with $0.84 in the third quarter of 2012. Diluted earnings per share for the fiscal third quarter of 2012 included a one-time $0.08 per share benefit related to the recognition of gift card and merchandise credit breakage, without which, diluted earnings per share was $0.76.

The Company ended the quarter with approximately $119 million in cash.

Total inventory per square foot at the end of the third quarter increased approximately 8% versus year-ago, reflecting increases of 1% at Ann Taylor, 14% at LOFT and 10% in the factory/outlet channel. The increases at LOFT and the factory/outlet channel reflect the impact of timing shifts of merchandise receipts versus last year.

During the third quarter of fiscal 2013, the Company opened 20 stores, comprised of one Ann Taylor store, one Ann Taylor Factory store, 12 LOFT stores and six LOFT Outlet stores. The Company did not close any stores during the quarter. The total store count at the end of the fiscal third quarter was 1,027, comprised of 276 Ann Taylor stores, 106 Ann Taylor Factory stores, 537 LOFT stores, and 108 LOFT Outlet stores.

Fiscal 2013 Nine-Month Results

Net sales for the first nine months of fiscal 2013 were $1.9 billion, compared with net sales of $1.8 billion in the first nine months of fiscal 2012. By brand, net sales across all channels of the Ann Taylor brand were $713.6 million in the first nine months of 2013, compared with net sales of $690.2 million in the first nine months of 2012. At the LOFT brand, net sales across all channels were $1,156.6 million in the first nine months of 2013, compared with net sales of $1,077.6 million in the first nine months of 2012.

Total Company comparable sales for the first nine months of 2013 increased 2.0%, on top of an increase of 4.7% in the comparable period of 2012. At Ann Taylor, total brand comparable sales increased 1.9%, including an increase of 6.6% at Ann Taylor, partially offset by a decrease of 6.7% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased 2.1%, including increases of 3.1% at LOFT, partially offset by a decrease of 2.8% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 55.4% in the first nine months of 2013, compared with 56.8% in the first nine months of 2012.

Selling, general and administrative expenses for the first nine months of 2013 were $871.8 million, versus $839.0 million in the first nine months of 2012. As a percentage of net sales, selling, general and administrative expenses improved 90 basis points versus the prior year to 46.6%.

The Company reported operating income of $164.3 million in the first nine months of 2013, compared with operating income of $165.2 million in the first nine months of 2012. Net income was $97.8 million in the first nine months of 2013, versus the $100.2 million reported for the first nine months of 2012. Diluted earnings per share in the first nine months of 2013 was $2.08, compared with $2.05 per diluted share reported in the first nine months of 2012.

Outlook for Fiscal Fourth Quarter and Full Year 2013

For the fiscal fourth quarter of 2013, the Company expects total net sales to be $640 million, reflecting a total Company comparable sales increase in the mid-single digits. Gross margin rate performance is expected to be 49.5%. Selling, general and administrative expenses are estimated to be $305 million.

In terms of the full year, the Company currently expects:

•	Fiscal 2013 total net sales to be $2.510 billion, reflecting a total Company comparable sales increase in the low-to-mid-single digits;

•	gross margin rate performance to be 53.9%;

•	total SG&A expenses to be $1.177 billion;

•	the Company’s effective tax rate to be 41%; and,

•	capital expenditures to be approximately $155 million.

•	Total weighted average square footage for fiscal 2013 is expected to increase approximately 3%, reflecting the opening of 66 new stores, partially offset by the impact of store downsizes, primarily at Ann Taylor, and approximately 30 store closures. The Company expects to have approximately 1,020 stores at fiscal year-end.

The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in North America. As of November 2, 2013, the Company operated 1,027 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 47 states, the District of Columbia, Puerto Rico and Canada. Our Ann Taylor and LOFT brands are also available online in more than 100 countries worldwide at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, its ability to maintain the value of its brands and engage new and existing clients;

•	the effect of competitive pressures from other retailers;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the impact of fluctuations in sourcing costs, in particular, increases in the costs of raw materials, labor, fuel and transportation;

•	the Company’s ability to successfully implement its business transformation initiatives and upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts and strategies, including international expansion;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•	the potential impact of natural disasters and public health concerns, including severe infectious diseases, acts of war or terrorism in the United States or worldwide, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the effect of general economic conditions on consumer spending and the Company’s liquidity and capital resources;

•	the Company’s dependence on its Louisville distribution center and third-party distribution facilities and transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes;

•	the Company’s dependence on shopping malls and other retail centers to attract customers and the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms;

•	the impact on the Company’s stock price relating to the Company’s level of sales and earnings growth;

•	the Company’s ability to realize its deferred tax assets;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	the impact of climate change and extreme or unseasonable weather conditions on the Company’s business.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Nine Months Ended November 2, 2013 and October 27, 2012

(unaudited)

Table 1.

	Quarter Ended		Nine Months Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
	(in thousands, except per share amounts)
Net sales	$657,532	$612,548	$1,870,236	$1,767,831
Cost of sales	291,312	258,149	834,174	763,660

Gross margin	366,220	354,399	1,036,062	1,004,171
Selling, general and administrative expenses	295,813	287,480	871,764	838,954

Operating income	70,407	66,919	164,298	165,217
Interest and investment income/(expense), net	(224)	9	217	(155)
Other non-operating income/(expense), net	(140)	(24)	57	(24)

Income before income taxes	70,043	66,904	164,572	165,038
Income tax provision	28,854	26,156	66,822	64,823

Net income	$41,189	$40,748	$97,750	$100,215

Earnings per share:
Basic earnings per share	$0.90	$0.85	$2.10	$2.07

Weighted average shares outstanding	44,967	47,422	45,581	47,638

Diluted earnings per share	$0.89	$0.84	$2.08	$2.05

Weighted average shares outstanding, assuming dilution	45,443	47,973	46,036	48,256

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

November 2, 2013, February 2, 2013 and October 27, 2012

(unaudited)

Table 2.

	November 2, 2013	February 2, 2013	October 27, 2012
	(in thousands, except share amounts)
Assets

Current assets
Cash	$118,692	$167,011	$166,532
Accounts receivable	36,612	17,856	30,873
Merchandise inventories	302,395	216,848	270,385
Refundable income taxes	7,365	9,201	10,179
Deferred income taxes	30,638	30,397	34,933
Prepaid expenses and other current assets	67,752	64,716	66,611

Total current assets	563,454	506,029	579,513
Property and equipment, net	445,541	409,703	412,626
Deferred income taxes	2,335	7,841	17,027
Other assets	22,308	18,632	15,073

Total assets	$1,033,638	$942,205	$1,024,239

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$123,257	$105,691	$120,303
Accrued salaries and bonus	20,837	23,969	25,862
Current portion of long-term performance compensation	19,945	34,233	32,069
Accrued tenancy	40,529	38,647	46,419
Gift certificates and merchandise credits redeemable	35,890	47,268	34,147
Accrued expenses and other current liabilities	117,334	86,946	101,071

Total current liabilities	357,792	336,754	359,871
Deferred lease costs	170,221	162,620	162,092
Deferred income taxes	3,361	228	402
Long-term performance compensation, less current portion	14,295	26,368	24,777
Other liabilities	38,648	31,125	28,669

Commitments and contingencies

Stockholders’ equity

Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 shares issued	561	561	561
Additional paid-in capital	750,934	768,215	776,388
Retained earnings	774,592	676,842	674,473
Accumulated other comprehensive loss	(4,600)	(4,497)	(4,816)
Treasury stock, 36,642,644; 35,958,318 and 34,192,540 shares, respectively, at cost	(1,072,166)	(1,056,011)	(998,178)

Total stockholders’ equity	449,321	385,110	448,428

Total liabilities and stockholders’ equity	$1,033,638	$942,205	$1,024,239

ANN INC.

Brand Sales and Store Data

For the Quarters and Nine Months Ended November 2, 2013 and October 27, 2012

(unaudited)

Table 3.

	Quarter Ended
Sales and Comparable Sales	November 2, 2013		October 27, 2012
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)

Ann Taylor brand
Ann Taylor (2)	$172,172	4.4%	$165,906	5.6%
Ann Taylor Factory	77,003	(6.9)%	78,649	1.7%

Total Ann Taylor brand	$249,175	0.6%	$244,555	4.3%

LOFT brand
LOFT (3)	$336,874	6.3%	$307,736	8.0%
LOFT Outlet	71,483	1.8%	60,257	(3.0)%

Total LOFT brand	$408,357	5.6%	$367,993	6.2%

Total Company	$657,532	3.7%	$612,548	5.5%

	Nine Months Ended
Sales and Comparable Sales	November 2, 2013		October 27, 2012
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)

Ann Taylor brand
Ann Taylor (2)	$488,762	6.6%	$459,806	0.6%
Ann Taylor Factory	224,843	(6.7)%	230,400	1.5%

Total Ann Taylor brand	$713,605	1.9%	$690,206	0.9%

LOFT brand
LOFT (3)	$955,744	3.1%	$907,099	8.2%
LOFT Outlet	200,887	(2.8)%	170,526	0.4%

Total LOFT brand	$1,156,631	2.1%	$1,077,625	7.1%

Total Company	$1,870,236	2.0%	$1,767,831	4.7%

Table 3. (Continued)

	Quarter Ended
Stores and Square Footage	November 2, 2013		October 27, 2012
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)

Ann Taylor brand
Ann Taylor	276	1,371	278	1,414
Ann Taylor Factory	106	721	101	697

Total Ann Taylor brand	382	2,092	379	2,111

LOFT brand
LOFT	537	3,073	510	2,948
LOFT Outlet	108	719	92	627

Total LOFT brand	645	3,792	602	3,575

Total Company	1,027	5,884	981	5,686

Number of:
Stores open at beginning of period	1,007	5,788	962	5,594
New stores	20	104	25	134
Downsized/expanded stores, net (4)	—	(8)	—	(13)
Closed stores	—	—	(6)	(29)

Stores open at end of period	1,027	5,884	981	5,686

	Nine Months Ended
	November 2, 2013		October 27, 2012
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)

Number of:
Stores open at beginning of period	984	5,685	953	5,584
New stores	54	281	49	267
Downsized/expanded stores, net (5)	—	(22)	—	(54)
Closed stores	(11)	(60)	(21)	(111)

Stores open at end of period	1,027	5,884	981	5,686

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.
(2)	Includes sales at Ann Taylor stores and anntaylor.com.
(3)	Includes sales at LOFT stores and LOFT.com.
(4)	During the quarter ended November 2, 2013, we downsized three Ann Taylor stores, three LOFT stores and expanded one LOFT store. During the quarter ended October 27, 2012, we downsized five Ann Taylor stores and three LOFT stores and expanded one Ann Taylor store and one LOFT store.
(5)	During the nine months ended November 2, 2013, we downsized nine Ann Taylor stores, one Ann Taylor Factory store and five LOFT stores and expanded two LOFT stores. During the nine months ended October 27, 2012, we downsized 14 Ann Taylor stores, four Ann Taylor Factory stores, four LOFT stores and one LOFT Outlet store and expanded two Ann Taylor stores and one LOFT store.